Exhibit 99.1

Volcon ePowersports Reports 2021 Financial Results and Provides Corporate Review

AUSTIN, TX (March 23, 2022) - Volcon Inc. (NASDAQ: VLCN) (“Volcon” or the “Company”), an all-electric, off-road powersports company, today reported its financial results for 2021. The Company also provided a corporate update on its business from the past calendar year.

Company Highlights:

•	Launched development of our two and four-wheeled vehicles in October 2020, less than one year after the formation of the Company.

•	Began taking direct-to-consumer (DTC) orders for the Grunt, our first motorcycle, in late 2020.

•	Shipped our first Grunt in September 2021, less than a year from the start of vehicle development.

•	Completed our initial public offering (IPO) and listing on the NASDAQ under the ticker symbol VLCN in October 2021 and a follow-on public offering in February 2022.

•	Signed distribution agreements for Mexico, Costa Rica, Paraguay, Guatemala, Belize and Panama with initial orders received in 2021 and first shipments beginning in January 2022.

•	Through March 2022 signed over 70 dealers with nearly 370 dealership applications now in the queue.

Jordan Davis, CEO notes, “Volcon has closed out 2021 with some great accomplishments. Starting an EV company and delivering the first vehicle within a year of vehicle development is very rare in this industry, yet we were able to accomplish this even with significant challenges such as the pandemic and supply chain constraints, particularly with respect to battery cells and plastic. By opportunistically buying in advance of our needs, we were able to keep manufacturing lines operating, albeit slower than we would have liked.” Davis continued “We are working to broaden our supply base by leveraging our existing relationships and establishing new ones.”

Davis continued, “We identified a number of operational areas for improvement to meet our scaling demand. In December 2021, we redesigned and relocated our Grunt manufacturing line. This move ultimately improved single shift production capacity to nearly five times that of our previous facility.”

“In January 2022, the Company hired Stephanie Davis as chief operating officer. She brings years of experience in manufacturing, including four wheel drive vehicles. Stephanie Davis notes, “While we hope to make additional improvements, we are already seeing improvement in efficiency and throughput. Throughout the upcoming year, we intend to focus on continuous improvement and lean manufacturing disciplines, as we continue to ship Grunts to market.”

Greg Endo, CFO, comments, “We have improved our operations in ways we believe will reduce costs and increase output. However, we recognize the current challenges in the global economy and especially the financial markets. The costs to develop our vehicles are high, and we will need to continue raising capital to meet our objective of being the leader in the EV off-road powersports industry. We are focused on creating long-term shareholder value by reducing costs and making investments in people and processes to develop, manufacture, and sell our vehicles that we believe will make Volcon the most recognized brand in the EV off-road powersports industry. In the short run, this will continue to be costly, but we believe it is the best plan for setting the company up for financial success in the long run.”

Finally, Davis notes “looking forward, we are focused on increasing revenue, improving profitability, and expanding our product range in part through new offerings in the motorcycle division, a foray into eBikes, and the further development of our flagship UTV, the Stag. We welcome the curves in the trail as we navigate the road ahead.”

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Financial highlights:

•	First Grunt delivery to customers: On September 15, 2021, Volcon delivered the first Grunt and has delivered a total of 75 Grunts to customers in 2021 and recognized $449K in total revenue in 2021, which includes accessory sales.

•	Net loss: The Company’s net loss for 2021 was $40.1 million. The loss includes share-based compensation expense of $14.6 million and a write down of inventory and inventory deposits of $5.5 million in the fourth quarter to adjust these balances to their net realizable value.

•	Adjusted EBITDA: The Company’s adjusted EBITDA for 2021 was a loss of $24.4 million. Adjusted EBITDA is a non-GAAP financial measure, which we reconcile below and define as net loss before interest, taxes, depreciation, and amortization, loss on repayment of promissory notes, and share-based compensation expenses.

•	Follow on public offering: Volcon completed a follow-on public offering on February 1, 2022, in which it sold 6.667 million shares of common stock and raised over $18 million after expenses and commissions to underwriters.

•	Sustaining engineering group has made progress to reduce Grunt production costs in an effort to become profitable and improve the stability of the supply chain.

For the latest company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com. Information on our website or social media accounts is not incorporated by reference into our SEC filings.

About Volcon

Volcon Inc. is an all-electric, powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles that are designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon’s first product, the innovative Grunt, combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future models may include the Runt, which is a youth-sized version of the groundbreaking Grunt and an eBike, the Brat. The Stag and Project X are expected to be Volcon’s venture into the rapidly expanding world of UTVs and coming in future years as the Company continues to expand.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

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NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the year ended December 31, 2021 (in millions):

Net loss	(40.1)
Share-based compensation expense	14.6
Depreciation and amortization expense	0.2
Interest expense	0.1
Loss on repayment of promissory notes	0.8
Adjusted EBITDA	(24.4)

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC, which is available on the SEC’s website, www.sec.gov.

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